Exhibit 10.60

March 23, 2017

VIA FACSIMILE & OVERNIGHT DELIVERY

Ithan Creek Master Investors (Cayman) L.P. 280 Congress Street Boston, MA 02210 Facsimile No.: (617) 289-5699

Attention: Legal Department

Gentlemen and Ladies:

Reference is hereby made to that certain Securities Purchase Agreement dated as of May 1, 2014 (the "Purchase Agreement"), by and among JetPay Corporation, a Delaware corporation (the "Company"), and each purchaser identified on the signature pages thereto (each a “Purchaser”) and collectively, the “Purchasers”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

The purpose of this letter agreement is to document an adjustment to the Conversion Price (as defined in the Certificate of Designation) applicable to the Preferred Stock of the Company held by the Purchasers as a result of claims related to the Direct Air Matter. The Company hereby represents to each

Purchaser that the amounts of all of the Indemnified Liabilities incurred by the Company as a result of the Direct Air Matter are as set forth on Exhibit A hereto, which Exhibit A also describes the adjustment to the Conversion Price. In accordance with Section 10.2(d) of the Purchase Agreement, the parties hereby agree that the Conversion Price applicable to the Preferred Stock of the Company held by the Purchasers shall be reduced to a price per share equal to $2.45 (the "Adjusted Conversion Price"), which reduction is being made in respect of the Indemnified Liabilities identified to date by the Company with respect to the Direct Air Matter provided, however, each Purchaser’s agreement set forth in this sentence is based solely on the Company’s representation set forth in the immediately preceding sentence and that no Purchaser has carried out an independent investigation of the amounts of the Indemnified Liabilities incurred by the Company as a result of the Direct Air Matter. The parties each acknowledge and agree that the above-described Conversion Price adjustment is being made pursuant to Section 10.2(d) of the Purchase Agreement with respect to the Direct Air Matter and the Indemnified Liabilities incurred as a result thereof and not as a settlement of claims. Accordingly, the Purchasers are not waiving their rights under the Purchase Agreement to indemnification for any Indemnified Liabilities not taken into account in calculating the Adjusted Conversion Price, whether because of inaccuracies in the accounting of the amount of such Indemnified Liabilities, the discovery of new information, or otherwise (including, without limitation, any new or different claims not related to the Direct Air Matter).

3939 West Valley Drive | Center Valley, PA 18034 | P. 484.324.7980 |JETPAY.COM

Notwithstanding the foregoing or anything to the contrary in the Purchase Agreement, the Purchasers hereby agree that the Conversion Price applicable to the Preferred Stock of the Company held by the Purchasers shall be subject to increase upon a successful recovery of funds by the Company as a result of its lawsuit against Valley National Bank, Civil Action No. 2:14-cv-7827 (D. N.J.)., related to the Direct Air Matter, which adjustment shall be calculated in a manner substantially similar to the procedure set forth in Section 10.2(d) of the Purchase Agreement, with such modifications as are necessary to calculate an increase to the Conversion Price rather than a reduction thereof. Except as provided herein, all other provisions of the Purchase Agreement remain unchanged and in full force and effect.

jetpay corporation

By: /s/ Peter B. Davidson

Name: Peter B. Davidson
Its:     Vice Chairman and Secretary

Acknowledged, agreed and accepted

as of the date first written above:

By: Ithan Creek Master Investors (Cayman) L.P.

By: /s/ Emily Babalas

Name: Emily Babalas

Its: Managing Director and Counsel

3939 West Valley Drive | Center Valley, PA 18034 | P. 484.324.7980 |JETPAY.COM